Exhibit 3.1

AMENDMENT

TO

AMENDED AND RESTATED BYLAWS

OF

THE HACKETT GROUP, INC.

1.	Section 2.9 of the Amended and Restated Bylaws of The Hackett Group, Inc. is hereby amended as follows (additions are underscored and deletions are ~~struck-through~~):

2.9.	Required Vote

When a quorum is present at any meeting of shareholders, all matters shall be determined, adopted and approved by the affirmative vote (which need not be by ballot) of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote with respect to the matter, unless the proposed action is one upon which, by express provision of statutes or of the Articles of Incorporation, a different vote is specified and required, in which case such express provision shall govern and control with respect to that vote on that matter. Where a separate vote by a class or classes is required, the affirmative vote of the holders of a majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class. ~~Notwithstanding the foregoing, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.~~

Notwithstanding the foregoing, directors shall be elected as follows:

(a) At all meetings of shareholders for the election of directors, each director shall be elected by a majority of the votes cast; provided that, if the election is contested, the directors shall be elected by a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

An election shall be contested if, as determined by the Board, the number of nominees for director exceeds the number of directors to be elected. A majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election).

(b) In an uncontested election, if a nominee for director who is a director at the time of election does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director shall promptly tender his or her resignation to the Board in accordance with the agreement contemplated by Section 2.7(c) below.

The Nominating and Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Governance Committee or the decision of the Board with respect to his or her resignation. If a director’s resignation is not accepted by the Board, such director will continue to serve until his or her successor is elected and qualifies or until there is a decrease in the number of directors or until the director’s earlier resignation or removal. If a director’s resignation is accepted by the Board, then the Board may fill any resulting vacancy in accordance with the Articles of Incorporation or may decrease the size of the Board in accordance with the provisions of Section 3.2 below.

(c) To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.2 above if applicable or otherwise prior to the date of the mailing by the Corporation of the proxy statement for the annual meeting) to the Secretary of the Corporation at the principal executive offices of the Corporation an irrevocable resignation that will be effective upon (i) the failure by such nominee to receive the required vote at the next annual meeting at which they face election or re-election and (ii) Board acceptance of such resignation. The Secretary of the Corporation will provide the form of irrevocable resignation upon written request.

2.	The effective date of this amendment is January 19, 2015.

THE HACKETT GROUP, INC.

By:	/s/ Frank A. Zomerfeld
Name:	Frank A. Zomerfeld
Title:	Executive Vice President, General Counsel and Secretary